UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): November 6, 2007

Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

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7 Abraham de Veerstraat
Curacao
Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 011-59-99-465-8525

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2007, Orthofix International N.V. (the “Company”) announced that Timothy M. Adams, 48, has been appointed Chief Financial Officer of the Company effective as of November 19, 2007.  In conjunction with such responsibilities, Mr. Adams will also serve as Senior Vice President, Treasurer and Assistant Secretary of the Company.  A copy of the November 6, 2007 press release is attached hereto as Exhibit 99.1, and is hereby incorporated by reference.

Since 2004, Mr. Adams had been employed as the Chief Financial Officer of Cytyc Corp., a global medical device and diagnostics company that was acquired last month by Hologic, Inc.  From 2002 to 2004, he was Chief Financial Officer of Modus Media International, Inc., a global supply chain management company serving the high technology and broadband markets.

Effective November 19, 2007, Mr. Adams has entered into an employment agreement (the “Agreement”) with the Company’s main operating subsidiary, Orthofix, Inc., pursuant to which he will be compensated with a base salary of $350,000 per year and will be eligible to receive incentive compensation of between 45% and 67.5% of his base salary pursuant to the Company’s annual incentive program.  As an additional inducement for him to enter into the Agreement, Mr. Adams will be granted (a) 125,000 stock options, which will vest in one-third increments beginning on the first anniversary of his date of employment and (b) 25,000 stock options, all of which 25,000 stock options will vest on the third anniversary of his date of employment.  The stock options will be granted under the Company’s Amended and Restated 2004 Long Term Incentive Plan (the “Plan”) on the date Mr. Adams commences employment and will be subject in all respects to the terms and conditions of the Company’s stock option agreement for non-qualified stock options.  The exercise price of the stock options will be determined based on the fair market value of the Company’s common stock when Mr. Adams commences his employment, all in accordance with the Company’s stock option grant policies under the Plan.  The initial term of the Agreement will commence on November 19, 2007 and will last through April 1, 2009, with automatic one-year renewals on April 1, 2009 and April 1, 2010 unless either party notifies the other party of its intention not to renew at least 180 days prior to a renewal period as set forth in the Agreement.  The Agreement further provides that if a change of control occurs (as that term is defined in the Agreement), the Agreement will automatically be extended for two years only from the change of control date (as that term is defined in the Agreement).  Other than the specifics set forth above, the Agreement is substantially similar to those of the other senior officers of the Company who have employment agreements (other than the Company’s CEO), including as it relates to payments or other benefits resulting from a separation of employment or following a change in control.  A detailed description of the terms of such employment agreements is set forth in the Company’s 2007 proxy statement under the headings “Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change of Control” and elsewhere therein.  A copy of the Agreement is attached hereto as Exhibit 10.1, and is hereby incorporated by reference.

Upon Mr. Adams commencing employment with the Company, Tom Hein will cease serving as Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company.  As set forth in the press release, Tom Hein, who has served as Orthofix’s Chief Financial Officer since July 1, 2002, will remain with the Company as Executive Vice President of Finance and continue to play a leadership role within the financial and accounting functions, assisting with the transition and the execution of the Company’s strategic objectives.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description of Document

10.1	Employment Agreement between Orthofix International N.V. and Timothy M. Adams effective November 19, 2007.

99.1	November 6, 2007 Press Release regarding appointment of Timothy M. Adams as Chief Financial Officer of the Company.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Raymond C. Kolls
Name:	Raymond C. Kolls
Title:	Senior Vice President, General Counsel & Corporate Secretary